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                            Thermo Cardiosystems Inc.
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Investor Contact: 781-622-1111
Media Contact: 781-622-1252

                   Thermo Cardiosystems Confirms Receipt of
                  Revised Acquisition Proposal from ABIOMED

WOBURN, Mass., January 11, 2001 - Thermo Cardiosystems Inc. (ASE:TCA) confirms that today it received a revised unsolicited acquisition proposal from ABIOMED, Inc. (NASDAQ:ABMD). As announced by ABIOMED in a news release issued earlier today, ABIOMED proposes in the revised offer a merger it values at a price of $11.50 per share, consisting of $9.00 in ABIOMED common stock and a minimum of $2.50 in cash, subject to a cap on the number of shares offered. ABIOMED's previous offer, dated January 4, 2001, proposed a merger that it also values at $11.50 per share - $10.00 in ABIOMED common stock and $1.50 in cash. Reproduced at the end of this news release are portions of the letter from ABIOMED to Thermo Cardiosystems.

      The revised proposal does not specify to what extent ABIOMED would further adjust the terms of the transaction in order to maintain its overall value of $11.50 per share in the event that ABIOMED's stock price declines during the period prior to closing so that the ownership interest of Thermo Cardiosystems stockholders at closing does not exceed 50 percent of the combined entity.

      On October 3, 2000, Thermo Cardiosystems and Thoratec Laboratories Corporation (NASDAQ:THOR) entered into a definitive merger agreement. Under the terms of the agreement, Thermo Cardiosystems is precluded from soliciting any acquisition proposals or negotiating or entering discussions with any third party concerning any potential acquisition of Thermo Cardiosystems, unless an acquisition proposal is unsolicited and the board of directors determines, after receiving advice from its financial advisor and after consulting with its outside legal counsel, that the proposal is superior to the Thoratec merger. The agreement with Thoratec provides that each issued and outstanding share of Thermo Cardiosystems would be exchanged for 0.835 shares of newly issued Thoratec stock.

      On January 8, 2001, Thoratec requested that the Thermo Cardiosystems board of directors reaffirm its recommendation in favor of the Thoratec merger. Under the terms of the Thoratec merger agreement, if the Thermo Cardiosystems board of directors does not reaffirm the recommendation within 10 days after the request, Thoratec has the option to terminate the agreement and receive a $12 million termination fee from Thermo Cardiosystems.

      Thermo Cardiosystems Inc. is a leader in the research, development, and manufacture of implantable left ventricular-assist systems (LVAS). Its air-driven and electric HeartMate heart-assist devices are implanted alongside the natural heart and take over the pumping function of the left ventricle for patients whose hearts are too damaged or diseased to produce adequate blood flow. Both devices are approved for commercial sale in the United States, Europe, and Canada. The company also supplies whole-blood coagulation testing equipment and related disposables, as well as single-use skin-incision devices. Thermo Cardiosystems is a public subsidiary of Thermo Electron. More information is available at http://www.thermocardio.com.

Other Important Information:
The proposed merger and the merger agreement between Thermo Cardiosystems and Thoratec are described in a joint proxy statement/prospectus that has been filed with the Securities and Exchange Commission. You should read this document because it contains important information about the

                                     -more-


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transaction,  including the participants in the transaction.  You can obtain the joint proxy statement/prospectus and other documents (including the merger agreement) that have been filed with the Securities and Exchange Commission for free when they are available on the Securities and Exchange Commission's Web site at http://www.sec.gov. Also, if you write us or call us at the below address and phone number, we will send you the joint proxy statement/prospectus for free when it is available.

      You can call us at (781) 622-1111, or write to us at:

      Investor Relations Department
      Thermo Cardiosystems Inc.
      81 Wyman Street, P.O. Box 9046
      Waltham, MA 02454-9046

The portions of this news release that relate to future plans, events, or performance are forward-looking statements. Investors are cautioned that all such statements involve risks and uncertainties, including risks related to the proposed transaction between Thermo Cardiosystems and Thoratec and the benefits thereof, government regulatory approval processes, and market acceptance of new products. These factors, and others, are discussed more fully under the heading "Risk Factors" in Thoratec's Registration Statement on Form S-4 [File No. 333-49120] filed with the Securities and Exchange Commission on December 29, 2000, and in both companies' other filings with the Securities and Exchange Commission. Actual results, events, or performance may differ materially. These forward-looking statements speak only as of the date hereof. None of Thermo Cardiosystems, Thoratec, or Thermo Electron undertakes any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events.


Excerpts from January 11, 2001, letter from ABIOMED, Inc. to Thermo Electron Corporation and
Thermo Cardiosystems Inc. c/o J.P. Morgan Securities Inc.:

Ladies and Gentlemen:

      The purpose of this letter is to revise and clarify the terms of our offer for Thermo Cardiosystems by increasing the cash component of the fixed $11.50 per share price to a minimum of $2.50 per share. The final size of the cash component would be subject to negotiation. If this shift in consideration is of value to you, it is also in our interest to distribute as few shares of stock as possible.

      The purpose of our prior offers was to confirm that you have an alternative to your current arrangement with Thoratec Laboratories. We remain very interested in talking with you about this opportunity as we have been since last summer. In our view, the value of combining Thoratec and Thermo Cardiosystems remains significantly lower than the potential value of combining ABIOMED and Thermo Cardiosystems.

      Please also note that in the event that you were to decide to merge Thermo Cardiosystems with ABIOMED, we would seek to keep its LVAS operations in the Woburn, Massachusetts area. We would also consider appropriate incentives to management and key employees to ensure their retention in the new company.
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